Exhibit 99.1

For additional information, contact
Investor Relations, 1-866-SPHERIX
April 3, 2008	Email: info@spherix.com

SPHERIX REPORTS 2007 FINANCIAL RESULTS

BETHESDA, MD, Spherix Incorporated (NASDAQ/SPEX) reported a net loss of $938,000 for the year ended December 31, 2007. The Company’s research and development costs jumped to $5.9 million in 2007, from $884,000 in 2006, with the launch of the Company’s Phase 3 clinical trial for Naturlose as a treatment for Type 2 diabetes in April 2007.  The trial is expected to last at least two years, and will be financed through the proceeds received from the sale of the Company’s InfoSpherix subsidiary.  The Company’s losses from continuing operations were $5.9 million and $700,000 for the years ended 2007 and 2006, which includes income tax benefit allocations of $3.4 million and $2.4 million each.  Income from discontinued operations was $4.9 million and $4.2 million for each of the years ended 2007 and 2006, net of income tax expense allocations of $4.2 million and $2.5 million.  Income from discontinued operations in 2007 included an $8.6 million pre-tax gain on the sale of our InfoSpherix subsidiary.

(Numbers in 000’s)

	2007	2006

Revenue	$155	$7
Loss from continuing operations	(5,851)	(700)
Income from discontinued operations	4,913	4,213
Net (loss) income	(938)	3,513

Net (loss) income per share
Continuing operations	$(0.41)	$(0.05)
Discontinued operations	$0.35	$0.31
Net (loss) income per share	$(0.07)	$0.26

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

Our Internet address is http://www.spherix.com.

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